Exhibit 99.1

The implementation of the Jobs and Growth Tax Act may adversely affect us and our stockholders

On May 28, 2003, the President signed into law the Jobs and Growth Tax Relief Reconciliation Act of 2003 (the “Act”). Effective for taxable years beginning after December 31, 2002, the Act will generally reduce the maximum rate of tax applicable to individuals on dividend income from regular C corporations from 35% to 15%. This change will reduce substantially the so-called “double taxation” (that is, taxation at both the corporate and stockholder levels) that has generally applied to non-REIT corporations but not to REITs. Generally, dividends from REITs will not qualify for the dividend tax reduction because, as a result of the dividends paid deduction to which REITs are entitled, REITs generally do not pay corporate level tax on income that they distribute to stockholders. The Act could cause individual investors to view stocks of non-REIT corporations as more attractive relative to shares of REITs than was the case previously because the dividends paid by non-REIT corporations would be subject to lower tax rates for the individual. It is not possible to predict whether in fact this will occur or, if it occurs, what the impact will be on the value of our stock.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The following discussion describes the material U.S. federal income tax consequences relating to the taxation of CarrAmerica as a REIT and the ownership and disposition of CarrAmerica common stock. As used in this disclosure, “CarrAmerica” refers solely to CarrAmerica Realty Corporation.

Because this is a summary that is intended to address only material federal income tax consequences relating to the ownership and disposition of CarrAmerica common stock that will apply to all holders, it may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that:

•	the tax consequences to you may vary depending on your particular tax situation;

•	special rules that are not discussed below may apply to you if, for example, you are:

•	a tax-exempt organization,

•	a broker-dealer,

•	a non-U.S. person,

•	a trust, an estate, a regulated investment company, a financial institution, or an insurance company,

•	otherwise subject to special tax treatment under the Code;

•	this summary does not address state, local or non-U.S. tax considerations;

•	this summary deals only with CarrAmerica common stockholders that hold common stock as a “capital asset,” within the meaning of Section 1221 of the Code; and

•	this discussion is not intended to be, and should not be construed as, tax advice.

You are urged both to review the following discussion and to consult with your own tax advisor to determine the effect of ownership and disposition of CarrAmerica common stock on your tax situation, including any state, local or non-U.S. tax consequences.

The information in this section is based on the current Internal Revenue Code, current, temporary and proposed Treasury regulations, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the Internal Revenue Service, including its practices and policies as endorsed in private letter rulings, which are not binding on the Internal Revenue Service, and existing court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. Thus, it is possible that the Internal Revenue Service could challenge the statements in this discussion, which do not bind the Internal Revenue Service or the courts, and that a court could agree with the Internal Revenue Service.

Taxation of CarrAmerica as a REIT

General. CarrAmerica has elected to be taxed as a REIT under the Internal Revenue Code. A REIT generally is not subject to federal income tax on the income that it distributes to stockholders if it meets the applicable REIT distribution requirements and other requirements for qualification.

CarrAmerica believes that it is organized and has operated, and CarrAmerica intends to continue to be organized and to operate, in a manner to qualify as a REIT, but there can be no assurance that CarrAmerica has qualified or will remain qualified as a REIT. Qualification and taxation as a REIT depend upon CarrAmerica’s ability to meet, through actual annual (or in some cases quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various other REIT qualification requirements imposed under the Code. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in the circumstances of CarrAmerica, CarrAmerica cannot provide any assurance that its actual operating results will satisfy the requirements for taxation as a REIT under the Internal Revenue Code for any particular taxable year.

So long as CarrAmerica qualifies for taxation as a REIT, it generally will not be subject to federal corporate income tax on its net income that is distributed currently to its stockholders. Stockholders generally will be subject to taxation on dividends (other than designated capital gain dividends and “qualified dividend income”) at rates applicable to ordinary income, instead of at lower capital gain rates. Qualification for taxation as a REIT enables the REIT and its shareholders to substantially eliminate the “double taxation” (that is, taxation at both the corporate and shareholder levels) that generally results from an investment in a regular corporation. Regular corporations (non-REIT C corporations) generally are subject to federal corporate income taxation on their income and stockholders of regular corporations are subject to tax on any dividends that are received, although currently stockholders of regular corporations who are taxed at individual rates generally are taxed on dividends they receive at capital gains rates, which are lower for individuals than ordinary income rates, and stockholders of regular corporations who are taxed at regular corporate rates received the benefit of a dividends received deduction that substantially reduces the effective rate that they pay on such dividends. Income earned by a REIT and distributed currently to its stockholders generally will be subject to lower aggregate rates of federal income taxation than if such income were earned by a non-REIT C corporation, subjected to corporate income tax, and then distributed to stockholders and subjected to tax either at capital gain rates or the effective rate paid by a corporate recipient entitled to the benefit of the dividends received deduction.

While CarrAmerica generally will not be subject to corporate income taxes on income that it distributes currently to stockholders, CarrAmerica will be subject to federal income tax as follows:

•	CarrAmerica will be taxed at regular corporate rates on any undistributed “REIT taxable income.” REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid.

•	CarrAmerica may be subject to the “alternative minimum tax” on its undistributed items of tax preference, if any.

•	If CarrAmerica has net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business, or other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on this income.

•	CarrAmerica’s net income from “prohibited transactions” will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property.

•	If CarrAmerica fails to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintains its qualification as a REIT because other requirements are met, it will be subject to a tax equal to the gross income attributable to the greater of either (1) the amount by which 75% of its gross income exceeds the amount of its income qualifying under the 75% test for the taxable year or (2) the amount by which 90% of its gross income exceeds the amount of its income qualifying for the 95% income test for the taxable year, multiplied by a fraction intended to reflect CarrAmerica’s profitability.

•	CarrAmerica will be subject to a 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which federal income tax was paid, if CarrAmerica fails to distribute during each calendar year (taking into account excess distributions from prior years) at least the sum of:

—	85% of its REIT ordinary income for the year;

—	95% of its REIT capital gain net income for the year; and

—	any undistributed taxable income from prior taxable years.

•	CarrAmerica will be subject to a 100% penalty tax on some payments it receives (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among CarrAmerica, its tenants, and its taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties.

•	If Carr America acquires any assets from a non-REIT C corporation in a carry-over basis transaction, CarrAmerica would be liable for corporate income tax, at the highest applicable corporate rate for the “built-in gain” with respect to those assets if CarrAmerica disposed of those assets within 10 years after they were acquired, provided no election is made for the transaction to be currently taxable. To the extent that assets are transferred to CarrAmerica in a carry-over basis transaction by a partnership in which a corporation owns an interest, we will be subject to this tax in proportion to the non-REIT C corporation’s interest in the partnership. Built-in gain is the amount by which an asset’s fair market value exceeds its adjusted tax basis at the time we acquire the asset.

If CarrAmerica is subject to taxation on its REIT taxable income or subject to tax due to the sale of a built-in gain asset that was acquired in a carry-over basis from a “C” Corporation, some of the dividends CarrAmerica pays to its stockholders during the following year may be subject to tax at the reduced capital gains rates, rather than tax at ordinary income rates. See “Taxation of U.S. Stockholders – Qualified Dividend Income”

Requirements for qualification as a REIT. The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1) that is managed by one or more trustees or directors;

(2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Internal Revenue Code;

(4) that is neither a financial institution nor an insurance company subject to applicable provisions of the Internal Revenue Code;

(5) the beneficial ownership of which is held by 100 or more persons;

(6) during the last half of each taxable year not more than 50% in value of the outstanding shares of which is owned directly or indirectly by five or fewer individuals, as defined in the Internal Revenue Code to include specified entities;

(7) that makes an election to be taxable as a REIT, or has made this election for a previous taxable year which has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status;

(8) that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Internal Revenue Code and the Treasury regulations promulgated thereunder; and

(9) that meets other applicable tests, described below, regarding the nature of its income and assets and the amount of its distributions.

Conditions (1), (2), (3) and (4) above must be met during the entire taxable year and condition (5) above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of determining stock ownership under condition (6) above, a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally are considered an individual. However, a trust that is a qualified trust under Internal Revenue Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6) above.

CarrAmerica believes that it has issued sufficient shares of capital stock with sufficient diversity of ownership to allow it to satisfy conditions (5) and (6) above. In addition, CarrAmerica’s Articles of Incorporation contain restrictions regarding the transfer of shares of capital stock that are intended to assist CarrAmerica in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. These restrictions, however, may not ensure that CarrAmerica will be able to satisfy these stock ownership requirements. If CarrAmerica fails to satisfy these stock ownership requirements, it will fail to qualify as a REIT (except as described in the next succeeding paragraph).

To monitor its compliance with condition (6) above, a REIT is required to send annual letters to its stockholders requesting information regarding the actual ownership of its capital stock. If CarrAmerica complies with the annual letters requirement and it does not know or, exercising reasonable diligence, would not have known of its failure to meet condition (6) above, then it will be treated as having met condition (6) above.

To qualify as a REIT, CarrAmerica cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. CarrAmerica has elected to be taxed as a REIT beginning in 1993, the first year it had any activity. Therefore, assuming that it qualified as a REIT throughout that period, CarrAmerica has not had any undistributed non-REIT earnings and profits of its own. CarrAmerica does not believe that it has acquired any non-REIT earnings and profits from any other sources. However, the Internal Revenue Service could determine otherwise.

If the Internal Revenue Service did determine that CarrAmerica inherited undistributed non-REIT earnings and profits and CarrAmerica did not distribute the non-REIT earnings and profits by the end of that taxable year, it appears that CarrAmerica could avoid disqualification as a REIT by using “deficiency dividend” procedures to distribute the non-REIT earnings and profits. The deficiency dividend procedures would require CarrAmerica to make a distribution to stockholders, in addition to the regularly required REIT distributions, within 90 days of the Internal Revenue Service determination. In addition, CarrAmerica would have to pay to the Internal Revenue Service interest on 50% of the non-REIT earnings and profits that were not distributed prior to the end of the taxable year in which CarrAmerica inherited the undistributed non-REIT earnings and profits.

Qualified REIT Subsidiaries. If a REIT owns a subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary will be disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary (discussed below), all of the capital stock of which is owned by the REIT and that has not elected to be a “taxable REIT subsidiary” of that REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of CarrAmerica will not be subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.

Taxable REIT Subsidiaries. A “taxable REIT subsidiary” of CarrAmerica is a corporation in which CarrAmerica directly or indirectly owns stock and that elects, together with CarrAmerica, to be treated as a taxable REIT subsidiary under Section 856(l) of the Internal Revenue Code. In addition, if a taxable REIT subsidiary of CarrAmerica owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary of CarrAmerica. A taxable REIT subsidiary is a corporation subject to federal income tax, and state and local income tax where applicable, as a regular “C” corporation. However, to the extent that one of the taxable REIT subsidiaries, or another taxable corporation, pays a dividend to CarrAmerica in a particular calendar year, a portion of the dividend paid by CarrAmerica to stockholders who are taxed at individual rates will generally be subject to taxation at reduced capital gains rates, rather than tax at ordinary income rates. See “Taxation of U.S. Stockholders – Qualified Dividend Income.”

Generally, a taxable REIT subsidiary can perform impermissible tenant services without causing CarrAmerica to receive impermissible tenant services income under the REIT income tests. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments in excess of a certain amount made directly or indirectly to CarrAmerica. In addition, CarrAmerica will be obligated to pay a 100% penalty tax on some payments that it receives or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements between CarrAmerica, CarrAmerica’s tenants and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties.

CarrAmerica Development, Inc., Carr Real Estate Services, Inc. and their subsidiaries that are corporations are referred to as the corporate subsidiaries. Each of the corporate subsidiaries is taxable as a regular “C” corporation and has elected, together with CarrAmerica, to be treated as a taxable REIT subsidiary of CarrAmerica or is treated as a taxable REIT subsidiary under the 35% subsidiary rule discussed above. In addition, CarrAmerica has elected, together with several other corporations in which it owns stock, for those corporations to be treated as taxable REIT subsidiaries.

Ownership of partnership interests by a REIT. A REIT that is a partner in a partnership will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn its proportionate share of the partnership’s income. The assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs as described below. Thus, CarrAmerica’s proportionate share of the assets and items of income of CarrAmerica Realty, L.P. and Carr Realty, L.P., including CarrAmerica Realty, L.P. and Carr Realty, L.P.’s share of assets and items of income of any subsidiaries that are partnerships or limited liability companies (treated as partnerships for federal income tax purposes), are treated as assets and items of income of CarrAmerica for purposes of applying the asset and income tests. CarrAmerica has control over CarrAmerica Realty, L.P. and Carr Realty, L.P. and many of the partnership and limited liability company subsidiaries of CarrAmerica Realty, L.P. and Carr Realty, L.P. and intends to operate them in a manner that is consistent with the requirements for qualification of CarrAmerica as a REIT.

Income tests applicable to REITs. To qualify as a REIT, CarrAmerica must satisfy two gross income tests. First, at least 75% of CarrAmerica’s gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including “rents from real property,” gains on the disposition of real estate, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property, or from some types of temporary investments. Second, at least 95% of CarrAmerica’s gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from any combination of income qualifying under the 75% test and dividends, interest, some payments under certain hedging instruments and gain from the sale or disposition of stock or securities and some hedging instruments.

Rents received by CarrAmerica will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term rents from real property solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a taxable REIT subsidiary and at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. A tenant is a related party tenant if the REIT, or one or more actual or constructive owners of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

Generally, for rents to qualify as “rents from real property” for the purpose of satisfying the gross income tests, CarrAmerica is only allowed to provide directly an insignificant amount of services, unless those services are “usually or customarily rendered” in connection with the rental of real property and not otherwise considered rendered primarily for the convenience of the tenants. If CarrAmerica provides “impermissible services” to tenants (other than through an “independent contractor” from whom CarrAmerica derives no revenue or through a taxable REIT subsidiary), CarrAmerica will be considered to have derived “impermissible tenant service income,” which is deemed to be not less than 150% of CarrAmerica’s direct cost of providing the service. If the impermissible tenant service income from a property exceeds 1% of CarrAmerica’s total income from that property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of CarrAmerica’s total income from the property, the services will not “taint” the other income from the property (that is, it will not cause the rent paid by tenants of that property to fail to qualify itself as rents from real property), but the impermissible tenant service income will not qualify as rents from real property.

Unless CarrAmerica determines that the resulting nonqualifying income under any of the following situations, taken together with all other nonqualifying income earned by CarrAmerica in the taxable year, will not jeopardize CarrAmerica’s status as a REIT, CarrAmerica does not and does not intend to:

•	charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage or percentages of receipts or sales, as described above;

•	rent any property to a related party tenant, including a taxable REIT subsidiary, unless the rent from the lease to the taxable REIT subsidiary would qualify for the exception described above;

•	derive rental income attributable to personal property other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease; or

•	directly perform (or provide through a contractor that is not a qualifying independent contractor or a taxable REIT subsidiary) services considered to be noncustomary or “rendered to the occupant” of the property.

CarrAmerica monitors (and intends to continue to monitor) the activities provided at, and the nonqualifying income arising from, its properties and believes that it has not provided services that will cause it to fail to meet the income tests. CarrAmerica provides services and provides access to third party service providers at some or all of its properties. Based upon CarrAmerica’s experience in the office rental markets where the properties are located, CarrAmerica believes that all access to service providers and services provided to tenants by CarrAmerica (other than through a qualified independent contractor or a taxable REIT subsidiary) either are usually or customarily rendered in connection with the rental of real property and not otherwise considered rendered to the occupant, or, if considered impermissible services, will not result in an amount of impermissible tenant service income that will cause CarrAmerica to fail to meet the income test requirements. However, CarrAmerica cannot provide any assurance that the Internal Revenue Service will agree with these positions.

In this regard, at some of its properties, prior to restructuring these arrangements in 2001, CarrAmerica entered into arrangements with third party contractors under which the third party contractors operated food service facilities and CarrAmerica bore part or all of the expenses incurred in connection with the operation of those facilities. Under the applicable Treasury regulations, if a REIT bore the expenses of the service provided by a third-party contractor, that third party would have been a qualified independent contractor only if the service was customarily provided to tenants of buildings of a similar class in the relevant geographic area. CarrAmerica believes that it was customary to provide food services facilities for tenants of similar buildings in the key geographic areas in which CarrAmerica entered into the arrangements described above and CarrAmerica has collected information to support those beliefs with respect to those key geographic areas. Although the Internal Revenue Service has issued several private letter rulings to taxpayers (including one that was issued to CarrAmerica in 1993) approving similar economic arrangements in other arguably analogous areas, such as parking, where it has agreed that the provision of such facilities by landlords was customary, the Internal Revenue Service has not published any such rulings with respect to food service facilities. (Private letter rulings are binding on the Internal Revenue Service only with respect to the taxpayer to which the letter ruling is issued and only with respect to the facts addressed in that letter.) In 1998, CarrAmerica requested a private letter ruling from the Internal Revenue Service

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with respect to a proposed national arrangement with a third-party contractor to operate food service facilities at CarrAmerica’s properties across the country (including several of those described above), on terms similar to the arrangements described above. The Internal Revenue Service initially indicated that it was not inclined to issue that ruling, but it then agreed to issue a different ruling related to below-market leases to food service operators. Accordingly, CarrAmerica withdrew its initial request.

As stated above, CarrAmerica believes that similar food service facilities provided in the past were customarily provided to tenants of similar buildings in the key geographic areas described above. In that regard, CarrAmerica believes that there are substantial facts that support this position that were not developed and provided to the Internal Revenue Service as part of the ruling process. There can be no assurance, however, that CarrAmerica’s position would be upheld by a court in the event that the Internal Revenue Service were to challenge CarrAmerica’s position. In the event that the Internal Revenue Service were to challenge CarrAmerica’s position and a court were to determine that the food service facilities were not customary, CarrAmerica would have impermissible tenant service income because the third-party operators would not qualify as independent contractors as a result of the expense-bearing arrangements. At some properties where the food service facilities are located, the amount of any resulting impermissible tenant service income could have exceeded the “de minimis” limit described above, depending upon the actual facts relevant to the affected properties. Depending upon which properties were determined to exceed the “de minimis” limit, CarrAmerica could have failed to satisfy the 95% gross income test for the years 1999, 2000, and possibly 2001. In that event, the IRS could assert that CarrAmerica fails to qualify as a REIT for one or more of those years, although the IRS also could agree that CarrAmerica has demonstrated that any failure to meet the 95% income test was due to reasonable cause and not willful neglect, in which event CarrAmerica would continue to qualify as a REIT for the years in question. If the reasonable cause exception applied and CarrAmerica were not disqualified as a REIT, it would be required to pay some taxes based on the amount of income that did not qualify for the 95% income test, which CarrAmerica believes would not be material to its financial position. CarrAmerica restructured these arrangements in 2001 so that they would not affect CarrAmerica’s ability to satisfy the income tests in 2002 or thereafter. For a description of the applicable tax provisions, see “—Taxation of CarrAmerica as a REIT,” above.

“Interest” generally will be nonqualifying income for purposes of the 75% or 95% gross income tests if it depends in whole or in part on the income or profits of any person. However, interest based on a fixed percentage or percentages of receipts or sales may still qualify under the gross income tests. CarrAmerica does not expect to derive significant amounts of interest that will not qualify under the 75% and 95% gross income tests.

CarrAmerica’s share of any dividends received from the corporate subsidiaries (and from other corporations in which CarrAmerica owns an interest) will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. CarrAmerica does not anticipate that it will receive sufficient dividends to cause it to exceed the limit on nonqualifying income under the 75% gross income test.

If CarrAmerica fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for that year if it is entitled to relief under the Internal Revenue Code. These relief provisions generally will be available if CarrAmerica’s failure to meet the tests is due to reasonable cause and not due to willful neglect, CarrAmerica attaches a schedule of the sources of its income to its federal income tax return and any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances CarrAmerica would be entitled to the benefit of these relief provisions. For example, if CarrAmerica fails to satisfy the gross income tests because nonqualifying income that CarrAmerica intentionally incurs exceeds the limits on nonqualifying income, the Internal Revenue Service could conclude that the failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances involving CarrAmerica, CarrAmerica will fail to qualify as a REIT. As discussed under “—Taxation of CarrAmerica as a REIT—General” even if these relief provisions apply, a tax would be imposed based on the amount of nonqualifying income.

From time to time, CarrAmerica will enter into hedging transactions with respect to one or more of its assets or liabilities, including interest rate swap or cap agreements, options, futures contracts, or any similar financial instruments. To the extent that such financial instruments are entered into to reduce the interest rate risk with respect to any indebtedness incurred or to be incurred to acquire or carry real estate assets, any periodic payments or gains from disposition are treated as qualifying income for purposes of the 95% gross income test. If, however, part or all of the indebtedness was incurred for other purposes, then part or all of the income would be non-qualifying income for purposes of the both the 75% and the 95% gross income test. CarrAmerica intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT.

Asset Tests Applicable to REITs. At the close of each quarter of its taxable year, CarrAmerica must satisfy four tests relating to the nature of its assets:

(1) at least 75% of the value of CarrAmerica’s total assets must be represented by real estate assets, cash, cash items and government securities. CarrAmerica’s real estate assets include, for this purpose, its allocable share of real estate assets held by CarrAmerica Realty, L.P. and Carr Realty, L.P. and their partnership and limited liability subsidiaries, as well as stock or debt instruments held for less than one year purchased with the proceeds of an offering of stock or long-term debt of CarrAmerica;

(2) not more than 25% of CarrAmerica’s total assets may be represented by securities other than those in the 75% asset class;

(3) except for equity investments in REITs, qualified REIT subsidiaries, or taxable REIT subsidiaries, or other securities that qualify as “real estate assets” for purposes of the test described in clause (1):

•	the value of any one issuer’s securities owned by CarrAmerica may not exceed 5% of the value of CarrAmerica’s total assets;

•	CarrAmerica may not own more than 10% of any one issuer’s outstanding voting securities; and

•	CarrAmerica may not own more than 10% of the value of the outstanding securities of any one issuer; and

(4) not more than 20% of CarrAmerica’s total assets may be represented by securities of one or more taxable REIT subsidiaries.

Securities for purposes of the asset tests may include debt securities. However, debt of an issuer will not count as a security for purposes of the 10% value test if the debt securities are “straight debt” as defined in Section 1361 of the Internal Revenue Code and (1) the issuer is an individual, (2) the only securities of the issuer that the REIT (or a taxable REIT subsidiary of the REIT) holds are straight debt or (3) if the issuer is a partnership, the REIT holds at least a 20% profits interest in the partnership.

CarrAmerica believes that the aggregate value of its taxable REIT subsidiaries does not exceed 20% of the aggregate value of its gross assets. As of each relevant testing date prior to the election to treat each corporate subsidiary (or any other corporation in which CarrAmerica owns an interest) as a taxable REIT subsidiary, which election first became available as of January 1, 2001, CarrAmerica believes it did not own more than 10% of the voting securities of any such entity. In addition, CarrAmerica believes that as of each relevant testing date prior to the election to treat each corporate subsidiary (or any other corporation in which CarrAmerica owns an interest) as a taxable REIT subsidiary of CarrAmerica, CarrAmerica’s pro rata share of the value of the securities, including debt, of any such corporation or other issuer did not exceed 5% of the total value of CarrAmerica’s assets.

With respect to each issuer in which CarrAmerica currently owns either an equity interest or a debt security (excluding for this purpose equity interests in REITs and partnerships and any securities of a qualified REIT subsidiary or a taxable REIT subsidiary), CarrAmerica believes that its pro rata share of the value of the securities, including debt, of any such issuer does not exceed 5% of the total value of CarrAmerica’s assets and that it complies with the 10% voting securities limitation and 10% value limitation with respect to each such issuer. In this regard, however, CarrAmerica cannot provide any assurance that the Internal Revenue Service might not disagree with CarrAmerica’s determinations.

After initially meeting the asset tests at the close of any quarter, CarrAmerica will not lose its status as a REIT if it fails to satisfy the 25%, 20%, and 5% asset tests and the 10% value limitation at the end of a later quarter solely by reason of changes in the relative values of its assets. If the failure to satisfy the 25%, 20%, or 5% asset tests or the 10% value limitation results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. CarrAmerica intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take any available actions within 30 days after the close of any quarter as may be required to cure any noncompliance with the 25%, 20%, or 5% asset tests or 10% value limitation. If CarrAmerica were to fail to cure noncompliance with the asset tests within this time period, CarrAmerica would cease to qualify as a REIT.

Annual distribution requirements applicable to REITs. To qualify as a REIT, CarrAmerica is required to distribute dividends, other than capital gain dividends, to its stockholders each year in an amount at least equal to (1) the sum of (a) 90% of CarrAmerica’s REIT taxable income, computed without regard to the dividends paid deduction and its net capital gain, and (b) 90% of the net income, after tax, from foreclosure property, minus (2) the sum of certain specified items of noncash income. These distributions must be paid either in the taxable year to which they relate, or in the following taxable year if declared before CarrAmerica timely files its tax return for the prior year and if paid with or before the first regular dividend payment date after the declaration is made.

CarrAmerica intends to make timely distributions sufficient to satisfy its annual distribution requirements. It is expected that CarrAmerica’s REIT taxable income generally will be less than its cash flow due to the allowance of depreciation and other noncash charges in computing REIT taxable income. Accordingly, CarrAmerica anticipates that it generally will have sufficient cash or liquid assets to enable it to satisfy the distribution requirements described above. It is possible, however, that CarrAmerica, from time to time, may not have sufficient cash or other liquid assets to meet these distribution requirements. In this event, CarrAmerica may find it necessary to arrange for short-term, or possibly long-term, borrowings to fund the required distributions.

Under some circumstances, CarrAmerica may be able to rectify a failure to meet the distribution requirement for a year by paying deficiency dividends to stockholders in a later year, which may be included in CarrAmerica’s deduction for dividends paid for the earlier year. Thus, CarrAmerica may be able to avoid being taxed on amounts distributed as deficiency dividends; however, CarrAmerica will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

To the extent that CarrAmerica does not distribute all of its net capital gain or distributes at least 90%, but less than 100%, of its REIT taxable income, as adjusted, it is subject to tax on these amounts at regular corporate tax rates.

CarrAmerica will be subject to a 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which federal income tax was paid, if CarrAmerica fails to distribute during each calendar year at least the sum of:

(1) 85% of its REIT ordinary income for the year;

(2) 95% of its REIT capital gain net income for the year; and

(3) any undistributed taxable income from prior taxable years.

A REIT may elect to retain rather than distribute all or a portion of its net capital gains and pay the tax on the gains. In that case, a REIT may elect to have its stockholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by the REIT. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed.

Record-Keeping Requirements. CarrAmerica is required to comply with applicable record-keeping requirements. Failure to comply could result in monetary fines.

Failure of CarrAmerica to qualify as a REIT. If CarrAmerica fails to qualify for taxation as a REIT in any taxable year, and if relief provisions do not apply, CarrAmerica will be subject to tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. If CarrAmerica fails to qualify as a REIT, CarrAmerica will not be required to make any distributions to stockholders and any distributions that are made to stockholders will not be deductible by CarrAmerica. As a result, CarrAmerica’s failure to qualify as a REIT would significantly reduce both the cash available for distributions by CarrAmerica to its stockholders and its earnings. In addition, if CarrAmerica fails to qualify as a REIT, all distributions to stockholders, to the extent of CarrAmerica’s current and accumulated earnings and profits, will be taxable regular corporate dividends, which means that stockholders taxed as individuals currently would be taxed on those dividends at capital gain rates and corporate stockholders generally would be entitled to a dividends received deduction with respect to such dividends. Unless entitled to relief under specific statutory provisions, CarrAmerica also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. There can be no assurance that CarrAmerica would be entitled to any statutory relief.

Prohibited Transactions Tax.    Any gain realized by CarrAmerica on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business, including CarrAmerica’s share of this type of gain realized by CarrAmerica Realty, L.P. and Carr Realty, L.P. and any other partnership or limited liability company subsidiaries, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances of a particular transaction. CarrAmerica intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating properties, and to make occasional sales of properties as are consistent with CarrAmerica’s investment objectives. CarrAmerica cannot provide any assurance, however, that the Internal Revenue Service might not contend that one or more of these sales are subject to the 100% penalty tax.

Taxation of U.S. Stockholders

As used in the remainder of this discussion, the term “U.S. stockholder” means a beneficial owner of CarrAmerica common stock that is, for United States federal income tax purposes:

(1) a citizen or resident, as defined in Section 7701(b) of the Internal Revenue Code, of the United States;

(2) a corporation or partnership, or other entity treated as a corporation or partnership for federal income tax purposes, created or organized under the laws of the United States, any state or the District of Columbia;

(3) an estate the income of which is subject to federal income taxation regardless of its source; or

(4) in general, a trust subject to the primary supervision of a United States court and the control of one or more United States persons.

Generally, in the case of a partnership that holds CarrAmerica common stock, any partner that would be a U.S. stockholder if it held the CarrAmerica common stock directly is also a U.S. stockholder. A “non-U.S. stockholder” is a holder, including any partner in a partnership that holds CarrAmerica common stock, that is not a U.S. stockholder.

Distributions by CarrAmerica – General.    So long as CarrAmerica qualifies as a REIT, distributions to U.S. stockholders out of its current or accumulated earnings and profits that are not designated as capital gain dividends or qualified dividend income, will be taxable as ordinary income and will not be eligible for the dividends received deduction generally available for corporations. Distributions in excess of its current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that the distributions do not exceed the adjusted tax basis of the stockholder’s stock. Rather, such distributions will reduce the adjusted basis of such stock. Distributions that exceed the U.S. stockholder’s adjusted basis in its stock will be taxable as capital gains if the stock is held as a capital asset. If CarrAmerica declares a dividend in October, November, or December of any year with a record date in one of these months and pays the dividend on or before January 31 of the following year, CarrAmerica will be treated as having paid the dividend, and the stockholder will be treated as having received the dividend, on December 31 of the year in which the dividend was declared.

Capital Gain Distributions.    CarrAmerica may elect to designate distributions of its net capital gain as “capital gain dividends.” Capital gain dividends are taxed to stockholders as gain from the sale or exchange of a capital asset held for more than one year, without regard to how long the U.S. stockholder has held its stock. Designations made by CarrAmerica will be effective only to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type. If CarrAmerica designates any portion of a dividend as a capital gain dividend, a U.S. stockholder will receive an Internal Revenue Service Form 1099-DIV indicating the amount that will be taxable to the stockholder as capital gain. Corporate stockholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

Instead of paying capital gain dividends, CarrAmerica may designate all or part of its net capital gain as “undistributed capital gain.” CarrAmerica will be subject to tax at regular corporate rates on any undistributed capital gain.

A U.S. stockholder:

(1) will include in its income as long-term capital gains its proportionate share of such undistributed capital gains and

(2) will be deemed to have paid its proportionate share of the tax paid by CarrAmerica on such undistributed capital gains and receive a credit or refund to the extent that the tax paid by CarrAmerica exceeds the U.S. stockholder’s tax liability on the undistributed capital gain.

A U.S. stockholder will increase the basis in its common stock by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. The earnings and profits of CarrAmerica will be adjusted appropriately.

With respect to stockholders who are taxed at the rates applicable to individuals, CarrAmerica will classify portions of any designated capital gain dividend or undistributed capital gain as either:

(1)	a 15% rate gain distribution, which would be taxable to non-corporate U.S. Stockholders at a maximum rate of 15%; or

(2)	an “unrecaptured Section 1250 gain” distribution, which would be taxable to non-corporate U.S. stockholders at a maximum rate of 25%, depending upon the source of that capital gain.

In addition, under a transitional rule applicable to taxable years including May 6, 2003, capital gain dividends attributable to sales or exchanges of property by CarrAmerica prior to May 6, 2003, that are not “unrecaptured Section 1250 gain” subject to a maximum rate of 25%, will be subject to a maximum rate of taxation of 20% for non-corporate stockholders, rather than to the 15% maximum rate currently applicable.

CarrAmerica must determine the maximum amounts that it may designate as 15% (or 20% for certain amounts in 2003) and 25% rate capital gain dividends by performing the computation required by the Internal Revenue Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%.

Recipients of capital gains dividends from CarrAmerica that are taxed at corporate income tax rates will be taxed at the normal corporate income tax rates on those dividends.

Qualified Dividend Income.    With respect to stockholders who are taxed at the rates applicable to individuals, CarrAmerica may elect to designate a portion of its distributions paid to stockholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. stockholders as capital gains rates, provided that the stockholder has held the common stock with respect to which the distribution is made for more than 60 days during the 120-day period beginning on the date that is 60 days before the date on which such common stock become ex-dividend with respect to the relevant distribution. The maximum amount of CarrAmerica’s distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(1)	the qualified dividend income received by CarrAmerica during such taxable year from non-REIT corporations (including the corporate subsidiaries and other taxable REIT subsidiaries);

(2)	the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the federal income tax paid by CarrAmerica with respect to such undistributed REIT taxable income; and

(3)	the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a “C” corporation over the federal income tax paid by CarrAmerica with respect to such built-in gain.

Generally, dividends that CarrAmerica receives will be treated as qualified dividend income for purposes of (1) above if the dividends are received from a domestic corporation (other than a REIT or a regulated investment company) or a “qualifying foreign corporation” and specified holding period requirements and other requirements are met. A foreign corporation (other than a “foreign personal holding company,” a “foreign investment company,” or “passive foreign investment company”) will be a qualifying foreign corporation if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States that the Secretary of Treasury determines is satisfactory, or the stock of the foreign corporation on which the dividend is paid is readily tradable on an established securities market in the United States.

CarrAmerica generally expects that an insignificant portion, if any, of its distribution will consist of qualified dividend income.

Other Tax Considerations.    Distributions made by CarrAmerica and gain arising from the sale or exchange by a U.S. stockholder of common stock will not be treated as passive activity income, and as a result, U.S. stockholders generally will not be able to apply any “passive losses” against this income or gain. In addition, taxable distributions from CarrAmerica generally will be treated as investment income for purposes of the investment interest limitations. A U.S. stockholder may elect to treat capital gain dividends, capital gains from the disposition of common stock and income designated as qualified dividend income as investment income for purposes of the investment interest limitation, in which case the applicable gains will be taxed at ordinary income rates. CarrAmerica will notify stockholders regarding the portions of distributions for each year that constitute ordinary income, return of capital and capital gain. U.S. stockholders may not include in their individual income tax returns any net operating losses or capital losses of CarrAmerica. CarrAmerica’s operating or capital losses would be carried over by CarrAmerica for potential offset against future income, subject to applicable limitations.

Sales of Stock.    Upon any taxable sale or other disposition of our stock, a U.S. stockholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between:

(1)	the amount of cash and the fair market value of any property received on the sale or other disposition; and

(2)	the holder’s adjusted basis in the stock for tax purposes.

This gain or loss will be a capital gain or loss if the shares have been held by the U.S. stockholder as a capital asset. The applicable tax rate will depend on the stockholder’s holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the stockholder’s tax bracket. The Internal Revenue Service has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for noncorporate stockholders) to a portion of capital gain realized by a noncorporate stockholder on the sale of REIT stock that would correspond to the REIT’s “unrecaptured Section 1250 gain.” Stockholders are urged to consult with their own tax advisors with respect to their capital gain tax liability. A corporate U.S. stockholder will be subject to tax at a maximum rate of 35% on capital gain from the sale of CarrAmerica stock held for more than 12 months. In general, any loss recognized by a U.S. stockholder upon the sale or other disposition of shares of common stock that have been held for six months or less, after applying the holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the U.S. stockholder from CarrAmerica that were required to be treated as long-term capital gains.

Taxation of Tax-Exempt Stockholders

Provided that a tax-exempt stockholder has not held its common stock as “debt financed property” within the meaning of the Internal Revenue Code, the dividend income from CarrAmerica will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt stockholder. Similarly, income from the sale of stock will not constitute UBTI unless the tax-exempt stockholder has held its shares as debt financed property within the meaning of the Internal Revenue Code or has used the stock in a trade or business.

However, for tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in CarrAmerica will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Internal Revenue Code. These tax-exempt stockholders should consult their own tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension held REIT” are treated as UBTI if received by any trust which is described in Section 401(a) of the Internal Revenue Code, is tax-exempt under Section 501(a) of the Internal Revenue Code, and holds more than 10%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Internal Revenue Code are referred to below as “pension trusts.”

A REIT is a pension held REIT if it meets the following two tests:

(1)	it qualified as a REIT only by reason of Section 856(h)(3) of the Internal Revenue Code, which provides that stock owned by pension trusts will be treated, for purposes of determining if the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and

(2)	either (a) at least one pension trust holds more than 25% of the value of the REIT’s stock, or (b) a group of pension trusts each individually holding more than 10% of the value of the REIT’s shares, collectively owns more than 50% of the value of the REIT’s shares.

The percentage of any REIT dividend treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the “not closely held requirement” without relying upon the “look-through” exception with respect to pension trusts. Based on both its current capital stock ownership and the limitations on transfer and ownership of capital stock contained in its Articles of Incorporation, CarrAmerica does not expect to be classified as a pension held REIT.

U.S. Taxation of Non-U.S. Stockholders

Distributions by CarrAmerica.    Distributions by CarrAmerica to a non-U.S. stockholder that are neither attributable to gain from sales or exchanges by CarrAmerica of “U.S. real property interests” nor designated by CarrAmerica as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of CarrAmerica’s current or accumulated earnings and profits. These distributions ordinarily will be subject to withholding of U.S. federal income tax on a gross basis at a rate of 30%, or a lower rate as permitted under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. stockholder of a U.S. trade or business. Under some treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from REITs. Applicable certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Dividends that are effectively connected with a trade or business will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in the same manner as U.S. stockholders are taxed with respect to these dividends, and are generally not subject to withholding. Any dividends received by a corporate non-U.S. stockholder that is engaged in a U.S. trade or business also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate.

Distributions in excess of current and accumulated earnings and profits that exceed the non-U.S. stockholder’s basis in its CarrAmerica common stock will be taxable to a non-U.S. stockholder as gain from the sale of common stock, which is discussed below. Distributions in excess of current or accumulated earnings and profits of CarrAmerica that do not exceed the adjusted basis of the non-U.S. stockholder in its common stock will reduce the non-U.S. stockholder’s adjusted basis in its common stock and will not be subject to U.S. federal income tax, but will be subject to U.S. withholding tax as described below.

CarrAmerica expects to withhold U.S. income tax at the rate of 30% on any dividend distributions (including distributions that later may be determined to have been in excess of current and accumulated earnings and profits) made to a non-U.S. stockholder unless:

(1)	a lower treaty rate applies and the non-U.S. stockholder files an Internal Revenue Service Form W-8BEN evidencing eligibility for that reduced treaty rate with CarrAmerica; or

(2)	the non-U.S. stockholder files an Internal Revenue Service Form W-8ECI with CarrAmerica claiming that the distribution is effectively connected income with the non-U.S. stockholder’s trade or business.

CarrAmerica may be required to withhold at least 10% of any distribution in excess of its current and accumulated earnings and profits, even if a lower treaty rate applies and the non-U.S. stockholder is not liable for tax on the receipt of that distribution. However, a non-U.S. stockholder may seek a refund of these amounts from the Internal Revenue Service if the non-U.S. stockholder’s U.S. tax liability with respect to the distribution is less than the amount withheld.

Distributions to a non-U.S. stockholder that are designated by CarrAmerica at the time of the distribution as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation unless:

(1)	the investment in the common stock is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to any gain, except that a stockholder that is a foreign corporation also may be subject to the 30% branch profits tax, as discussed above, or

(2)	the non-U.S. stockholder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

Under the Foreign Investment in Real Property Tax Act, which is referred to as “FIRPTA,” distributions to a non-U.S. stockholder that are attributable to gain from sales or exchanges by CarrAmerica of U.S. real property interests, whether or not designated as a capital gain dividend, will cause the non-U.S. stockholder to be treated as recognizing gain that is income effectively connected with a U.S. trade or business. Non-U.S. stockholders will be taxed on this gain at the same rates applicable to U.S. stockholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, this gain may be subject to a 30% branch profits tax in the hands of a non-U.S. stockholder that is a corporation.

CarrAmerica will be required to withhold and remit to the Internal Revenue Service 35% of any distributions to non-U.S. stockholders that are designated as capital gain dividends, or, if greater, 35% of a distribution that could have been designated as a capital gain dividend. Distributions can be designated as capital gains to the extent of CarrAmerica’s net capital gain for the taxable year of the distribution. The amount withheld, which for individual non-U.S. stockholders may substantially exceed the tax liability, is creditable against the non-U.S. stockholder’s U.S. federal income tax liability.

Although the law is not clear on the matter, it appears that amounts designated by CarrAmerica as undistributed capital gains in respect of the common stock held by U.S. Stockholders generally should be treated with respect to non-U.S. stockholders in the same manner as actual distributions by CarrAmerica of capital gain dividends. Under that approach, the non-U.S. stockholders would be able to offset as a credit against their U.S. federal income tax liability resulting therefrom their proportionate share of the tax paid by CarrAmerica on the undistributed capital gains, and to receive from the Internal Revenue Service a refund to the extent their proportionate share of this tax paid by CarrAmerica were to exceed their actual United States federal income tax liability.

Sale of Common Stock.    Gain recognized by a non-U.S. stockholder upon the sale or exchange of CarrAmerica common stock generally would not be subject to U.S. taxation unless:

(1)	the investment in the CarrAmerica common stock is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as domestic Stockholders with respect to any gain;

(2)	the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s net capital gains for the taxable year; or

(3)	the CarrAmerica common stock constitutes a U.S. real property interest within the meaning of FIRPTA, as described below.

The CarrAmerica common stock will not constitute a United States real property interest if CarrAmerica is a domestically controlled REIT. CarrAmerica will be a domestically-controlled REIT if, at all times during a specified testing period, less than 50% in value of its stock is held directly or indirectly by non-U.S. Stockholders.

CarrAmerica believes that, currently, it is a domestically controlled REIT and, therefore, that the sale of CarrAmerica common stock would not be subject to taxation under FIRPTA. In addition, CarrAmerica’s charter contains ownership limitations designed to help prevent CarrAmerica from failing to qualify as a domestically controlled REIT. Because CarrAmerica common stock is publicly traded, however, CarrAmerica cannot guarantee that it is or will continue to be a domestically controlled REIT.

Even if CarrAmerica does not qualify as a domestically-controlled REIT at the time a non-U.S. stockholder sells its CarrAmerica common stock, gain arising from the sale still would not be subject to FIRPTA tax if:

(1)	the class or series of stock sold is considered regularly traded under applicable Treasury regulations on an established securities market, such as the NYSE; and

(2)	the selling non-U.S. stockholder owned, actually or constructively, 5% or less in value of the outstanding class or series of stock being sold throughout the five-year period ending on the date of the sale or exchange.

If gain on the sale or exchange of CarrAmerica common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to regular U.S. income tax with respect to any gain in the same manner as a taxable U.S. stockholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals.

Information Reporting and Backup Withholding Tax Applicable to Stockholders

U.S. Stockholders.    In general, information-reporting requirements will apply to payments of distributions on CarrAmerica common stock and payments of the proceeds of the sale of CarrAmerica common stock to some stockholders, unless an exception applies. Further, the payer will be required to withhold backup withholding tax at the rate of 28% if:

(1)	the payee fails to furnish a taxpayer identification number, or TIN, to the payer or to establish an exemption from backup withholding;

(2)	the Internal Revenue Service notifies the payer that the TIN furnished by the payee is incorrect;

(3)	there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Internal Revenue Code; or

(4)	there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Internal Revenue Code.

Some stockholders, including corporations, will be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a stockholder will be allowed as a credit against the stockholder’s U.S. federal income tax liability and may entitle the stockholder to a refund, provided that the required information is furnished to the Internal Revenue Service.

Non-U.S. Stockholders.    Generally, information reporting will apply to payments of distributions on CarrAmerica common stock, and backup withholding at a rate of 28% may apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

The payment of the proceeds from the disposition of CarrAmerica common stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and, possibly, backup withholding unless the non-U.S. stockholder certifies as to its non-U.S. status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the stockholder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a non-U.S. stockholder of CarrAmerica common stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, or a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, information reporting generally will apply unless the broker has documentary evidence as to the non-U.S. stockholder’s foreign status and has no actual knowledge to the contrary.

Applicable Treasury regulations provide presumptions regarding the status of stockholders when payments to the Stockholders cannot be reliably associated with appropriate documentation provided to the payer. Under these Treasury regulations, some stockholders are required to have provided new certifications with respect to payments made after December 31, 2000. Because the application of the these Treasury regulations varies depending on the stockholder’s particular circumstances, you are urged to consult your tax advisor regarding the information reporting requirements applicable to you.

Tax Aspects of CarrAmerica’s Ownership of Interests in Partnerships

General.    A substantial portion of CarrAmerica’s investments are held indirectly through CarrAmerica Realty, L.P., Carr Realty, L.P., and other partnerships and LLCs. In general, partnerships and limited liability companies are “pass-through” entities that are not subject to federal income tax. Rather, partners or members are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of the pass-through entity, and are potentially subject to tax thereon, without regard to whether the partners or members receive a distribution from the partnership. CarrAmerica includes in its income its proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, CarrAmerica includes its proportionate share of assets held through CarrAmerica Realty, L.P., Carr Realty, L.P., and other partnerships and LLCs. See “ – Requirements for Qualification as a REIT – Ownership of Partnership Interests by a REIT” above.

Entity Classification.    CarrAmerica believes that CarrAmerica Realty, L.P. and Carr Realty, L.P. and each partnership in which CarrAmerica owns an interest will be treated as a partnership for federal income tax purposes and not as an association taxable as a corporation. CarrAmerica believes that each LLC in which CarrAmerica owns an interest will be treated as a partnership or disregarded for federal income tax purposes. If any of these partnerships or LLCs were treated as an association, the entity would be taxable as a corporation and therefore would be subject to an entity level tax on its income. In such a situation, the character of CarrAmerica’s assets and items of gross income would change and could preclude CarrAmerica from qualifying as a REIT (see “ – Requirements for Qualification as a REIT – Asset Tests Applicable to REITs” and “ – Income Tests Applicable to REITs” above).

Prior to January 1, 1997, an organization formed as a partnership or a limited liability company was treated as a partnership for federal income tax purposes rather than as a corporation only if it had no more than two of the four corporate characteristics that the regulations in effect at that time used to distinguish a partnership from a corporation for tax purposes. These four characteristics were (i) continuity of life, (ii) centralization of management, (iii) limited liability and (iv) free transferability of interests. Under final Internal Revenue Service regulations which became effective January 1, 1997, the four factor test has been eliminated and an entity formed as a partnership or as a limited liability will be taxed as a partnership for federal income tax purposes, unless it specifically elects otherwise. The regulations provide that the Internal Revenue Service will not challenge the classification of an existing partnership or limited liability company for tax periods prior to January 1, 1997 so long as:

(1)	the entity had a reasonable basis for its claimed classification,

(2)	the entity and all its members recognized the federal income tax consequences of any changes in the entity’s classification within the 60 months prior to January 1, 1997, and

(3)	neither the entity nor any member of the entity had been notified in writing on or before May 8, 1996 that the classification of the entity was under examination by the Internal Revenue Service.

Allocations of Partnership Income, Gain, Loss and Deduction.    Although a partnership agreement will generally determine the allocation of income and loss among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Internal Revenue Code and the applicable regulations. Generally, Section 704(b) and the applicable regulations require that partnership allocations respect the economic arrangement of the partners.

If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The allocations of taxable income and loss provided for in the CarrAmerica Realty, L.P. and Carr Realty, L.P. partnership agreements are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the regulations promulgated thereunder.

Tax Allocations with Respect to the Properties.    Pursuant to Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the difference between the adjusted tax basis and the fair market value of such property at the time of contribution. The difference is known as the book-tax difference. Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. Under regulations promulgated under Section 704 of the Internal Revenue Code, similar rules apply when a partnership elects to “revalue” its assets in certain situations, such as when a contribution of property is made to a partnership by a new partner.

In general, if any asset contributed to or revalued by a partnership is determined to have a fair market value that is greater than its adjusted tax basis, certain partners, including CarrAmerica, will be allocated lower amounts of depreciation deductions as to certain properties for tax purposes and increased taxable income and gain on sale. Such allocations will tend to eliminate the book-tax difference over the life of the partnership. However, the special allocation rules of Section 704(c) of the Internal Revenue Code do not always entirely rectify the book-tax difference on an annual basis or with respect to a specific transaction such as a sale. Thus, CarrAmerica may be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of contributed assets, and such amounts may be in excess of the economic or book income allocated to it as a result of such sale. Such an allocation might cause

CarrAmerica to recognize taxable income in excess of cash proceeds, which might adversely affect CarrAmerica’s ability to comply with the REIT distribution requirements. In this regard, it should be noted that as the general partner of CarrAmerica Realty, L.P. and Carr Realty, L.P., CarrAmerica will determine when and whether to sell any given property. See “ – Requirements for Qualification as a REIT – Annual Distribution Requirements Applicable to REITs.”

Other Tax Consequences for CarrAmerica and Its Stockholders

CarrAmerica and its stockholders are subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of CarrAmerica and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders of CarrAmerica should consult their own tax advisors regarding the effect of state and local tax laws on an investment in CarrAmerica. In this regard, the District of Columbia imposes an unincorporated business franchise tax on the “District of Columbia taxable income” of partnerships doing business in the District of Columbia. Because many of the properties owned by Carr Realty, L.P. are located in the District of Columbia, CarrAmerica’s share of the District of Columbia taxable income of Carr Realty, L.P. will be subject to this tax. Carr Realty, L.P. has taken steps to attempt to reduce the amount of income that is considered District of Columbia taxable income, but it is likely that at least some portion of the income attributable to the properties located in the District of Columbia will be subject to the District of Columbia tax. This tax would not apply if CarrAmerica were to own and operate its assets directly, rather than through Carr Realty, L.P.; however, CarrAmerica’s ability to eliminate Carr Realty, L.P. and thus own directly the assets currently owned by Carr Realty, L.P. is severely limited.

A portion of CarrAmerica’s income is earned through CarrAmerica’s taxable REIT subsidiaries. The taxable REIT subsidiaries are subject to federal and state income tax at the full applicable corporate rates. In addition, a taxable REIT subsidiary will be limited in its ability to deduct interest payments in excess of a certain amount made directly or indirectly to CarrAmerica.

To the extent that CarrAmerica and its subsidiaries are required to pay federal, state or local taxes, CarrAmerica will have less cash available for distribution to stockholders.

Sunset of Reduced Tax Rate Provisions

Several of the tax considerations described herein are subject to a sunset provision. The sunset provisions generally provide that for taxable years beginning after December 31, 2008, certain provisions that are currently in the Code will revert back to a prior version of those provisions. These provisions include provisions related to the reduced maximum income tax rate for capital gains of 15%

(rather than 20%) for taxpayers taxed at individual rates, qualified dividend income, including the application of the 15% capital gains rate to qualified dividend income, and certain other tax rate provisions described herein. The impact of this reversion is not discussed herein. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of sunset provisions on an investment in our common stock.

Tax Shelter Reporting

Under recently promulgated Treasury regulations, if a stockholder recognizes a loss with respect to the shares of $2 million or more for an individual stockholder or $10 million or more for a corporate stockholder, the stockholder may be required to file a disclosure statement with the IRS on Form 8886. Direct shareholders of portfolio securities are in many cases exempt from this reporting requirement, but stockholders of a REIT currently are not excepted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Stockholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.